Item 7
 United Nations Endowment Fund - OCIO*
 BlackRock Target Allocation ESG ETF Equity Model
 BlackRock Target Allocation ESG ETF 80/20 Model
 BlackRock Target Allocation ESG ETF 90/10 Model
 BlackRock Target Allocation ESG ETF 70/30 Model
 BlackRock Target Allocation ESG ETF 60/40 Model
 BlackRock Target Allocation ESG ETF 50/50 Model
 BlackRock Target Allocation ESG ETF 40/60 Model
 BlackRock Target Allocation ESG ETF 30/70 Model
 BlackRock Target Allocation ESG ETF 20/80 Model
 BlackRock Target Allocation ESG ETF 10/90 Model



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.